EXHIBIT 2.5

AGREEMENT AND PLAN OF MERGER
by and among
MICROCHIP TECHNOLOGY INCORPORATED,
ORCHID ACQUISITION CORPORATION
and
SUPERTEX, INC.

Dated as of February 9, 2014

ARTICLE I DEFINITIONS & INTERPRETATIONS ...............................................................		2
1.1	Certain Definitions………………………………………………………................	2
1.2	Additional Definitions………………………………………………………...........	11
1.3	Certain Interpretations………………………………………………………...........	14
ARTICLE II THE MERGER………………………………………………………...................		14
2.1	The Merger…………………………………………………………........................	15
2.2	The Effective Time………………………………………………………................	15
2.3	The Closing………………………………………………………………...............	15
2.4	Effect of the Merger………………………………………………………..............	15
2.5	Articles of Incorporation and Bylaws……………………………………...............	15
2.6	Directors and Officers……………………………………………………...............	16
2.7	Effect on Capital Stock…………………………………………………................	16
2.8	Exchange of Certificates……………………………………………………….......	18
2.9	No Further Ownership Rights in Company Common Stock……………………...	19
2.10	Lost, Stolen or Destroyed Certificates………………………………………..........	20
2.11	Taking of Necessary Action; Further Action………………………………............	20
ARTICLE III REPRESSENTATIONS AND WARRANTIES OF THE COMPANY ...............		20
3.1	Organization and Standing……………....................................................................	20
3.2	Subsidiaries…………………………………………………………………...........	21
3.3	Authorization ...........................................................................................................	22
3.4	Capitalization ...........................................................................................................	22
3.5	Non-contravention; Required Consents ...................................................................	23
3.6	SEC Reports .............................................................................................................	24
3.7	Financial Statements ................................................................................................	25
3.8	Proxy Statement .......................................................................................................	26
3.9	No Undisclosed Liabilities .......................................................................................	27
3.10	Absence of Certain Changes ....................................................................................	27
3.11	Material Contracts ...................................................................................................	28
3.12	Compliance with Laws .............................................................................................	30
3.13	Permits ......................................................................................................................	31
3.14	Litigation ..................................................................................................................	31
3.15	Antitrust Matters ......................................................................................................	31
3.16	Taxes .........................................................................................................................	31
3.17	Environmental Matters .............................................................................................	34
3.18	Employee Benefits Plans ..........................................................................................	35
3.19	Labor Matters ...........................................................................................................	38
3.20	Real Property ............................................................................................................	39
3.21	Assets; Personal Property .........................................................................................	41
3.22	Intellectual Property .................................................................................................	41
3.23	Export Control and Import laws ...............................................................................	47
3.24	Insurance ..................................................................................................................	49
3.25	Foreign Corrupt Practices Act ..................................................................................	49
3.26	Related Party Transactions .......................................................................................	49
3.27	Brokers, Fees and Expenses .....................................................................................	49

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3.28	Opinion of Financial Advisors .................................................................................	49
3.29	State Anti-Takeover Statutes ...................................................................................	50
3.30	Customers and Suppliers ..........................................................................................	50
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB .............................................................................................................................................		50
4.1	Organization ................................................................................................................	50
4.2	Authorization ...............................................................................................................	51
4.3	Non-contravention; Required Consents ...................................................................	51
4.4	Proxy Statement	51
4.5	Funds ...........................................................................................................................	52
ARTICLE V INTERIM CONDUCT OF BUSINESS ................................................................		52
5.1	Affirmative Obligations of the Company .................................................................	52
5.2	Negative Obligations of the Company .....................................................................	52
ARTICLE VI ADDITIONAL AGREEMENTS ...................................................................		55
6.1	No Solicitations ........................................................................................................	55
6.2	Company Board Recommendation ..........................................................................	58
6.3	Company Shareholders' Meeting .............................................................................	60
6.4	Proxy Statement .......................................................................................................	60
6.5	Reasonable Best Efforts to Complete .......................................................................	62
6.6	Access .......................................................................................................................	63
6.7	Notification .................................................................................................................	64
6.8	Certain Litigation .....................................................................................................	65
6.9	Confidentiality .........................................................................................................	65
6.10	Public Disclosure ......................................................................................................	65
6.11	Company Options .....................................................................................................	66
6.12	Employee Matters ....................................................................................................	67
6.13	Directors' and Officers' Indemnifications and Insurance .........................................	68
6.14	Obligations of Merger Sub ......................................................................................	70
6.15	Insurance Policies ....................................................................................................	70
ARTICLE VII CONDITIONS TO THE MERGER ...................................................................		70
7.1	Conditions to the Obligations of Each Party to Effect the Merger ..........................	70
7.2	Additional Conditions to the Obligations of Parent and Merger Sub to Effect the Merger ......................................................................................................................	71
7.3	Additional Conditions to the Obligations of the Company to Effect the Merger ....	72
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER ..........................................		73
8.1	Termination ..............................................................................................................	73
8.2	Notice of Termination; Effect of Termination ..........................................................	75
8.3	Fees and Expenses ....................................................................................................	75
8.4	Amendment ..............................................................................................................	77
8.5	Extension; Waiver ....................................................................................................	77

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ARTICLE IX GENERAL PROVISIONS ...................................................................................		77
9.1	Survival of Representations, Warranties and Covenants .........................................	77
9.2	Notices .....................................................................................................................	77
9.3	Assignment ..............................................................................................................	79
9.4	Entire Agreement .....................................................................................................	79
9.5	Third Party Beneficiaries .........................................................................................	79
9.6	Severability ..............................................................................................................	79
9.7	Other Remedies ........................................................................................................	79
9.8	Specific Performance ...............................................................................................	79
9.9	Governing Law ........................................................................................................	80
9.10	Consent to Jurisdiction .............................................................................................	80
9.11	WAIVER OF JURY TRIAL .....................................................................................	80
9.12	Counterparts .............................................................................................................	81

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INDEX OF ANNEXES

Annex A         -    Form of Voting Agreement
Schedule 6.6(c)    -    Testing of Company Internal Business Systems

-iv-

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 9, 2014 by and among MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation (“Parent”), ORCHID ACQUISITION CORPORATION, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SUPERTEX, INC., a California corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.
W I T N E S S E T H:
WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the “Merger”), and each share (each, a “Share,” and collectively, the “Shares”) of Common Stock, no par value, of the Company (the “Company Common Stock”) that is then outstanding will thereupon be cancelled and converted into the right to receive cash in an amount equal to thirty-three dollars ($33.00) (the “Merger Consideration”), all upon the terms and subject to the conditions set forth herein.
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the holders of Shares approve this Agreement, all upon the terms and subject to the conditions set forth herein.
WHEREAS, the Board of Directors of Parent and Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors of the Company, in their respective capacities as shareholders of the Company, have entered into Voting Agreements with Parent substantially in the form attached hereto as Annex A (each, a “Voting Agreement” and collectively, the “Voting Agreements”).
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1    Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction.
“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company or any of its Subsidiaries other than those involving movement of investments between cash, short-term, and long term securities; (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries or (v) any combination of the foregoing.
“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
“Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of April 3, 2010.
“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Law or other governmental action to close.

“Business Facility” shall mean any property including the land, improvements, indoor air, groundwater, and surface water that is or at any time has been owned, operated, occupied, controlled or leased by the Company, its Subsidiaries or any of their predecessors in connection with the operation of their respective business.
“California Law” shall mean the CGCL and any other applicable Law of the State of California.
“CGCL” shall mean the General Corporation Law of the State of California, or any successor statute thereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.
“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock of the Company.
“Company ESPP” shall mean the Company 2000 Employee Stock Purchase Plan.
“Company IP” shall mean all Technology and Intellectual Property Rights that are used, held for use, or otherwise licensed to or owned by the Company or any of its Subsidiaries.
“Company Intellectual Property Rights” shall mean all of the Intellectual Property Rights owned by, or filed in the name of, or exclusively licensed to the Company or any of its Subsidiaries.
“Company Material Adverse Effect” shall mean any fact, event, circumstance, change or effect (each a “Change”, and collectively, “Changes”) that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (y) has or would reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or applicable Law; provided, however, that to the extent any Change is caused by, results from or is attributable to any of the following, it shall not be taken into account when determining whether there has been or would reasonably be expected to be a material adverse effect on the business, operations, assets, liabilities, properties, financial condition or results of operations of Company and its Subsidiaries: (1) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or economic conditions in the global economy generally; (2) conditions (or changes in such conditions) in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (3) conditions (or changes in such conditions) in the industries in which the Company conducts business;

(4) political conditions (or changes in such conditions) in the United States or any other country or region in the world; (5) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (6) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (7) the public announcement or pendency of the Merger (including by way of example the termination of relationships by the Company’s customers or the delay or cancellation of orders or products by the Customer’s customers caused by, resulting from or attributable to the public announcement or pendency of the Merger); (8) changes after the date of this Agreement in GAAP (or the interpretations thereof); (9) changes in the Company’s stock price or the trading volume of the Company’s stock (it being understood that the cause or causes of any such change that are not otherwise excluded from the definition of Company Material Adverse Effect may be deemed either alone or in combination with other events to constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (10) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause or causes of any such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be considered either alone or in combination with other events to constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); and (11) any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company that assert allegations of a breach of fiduciary duty relating to this Agreement, violations of securities laws in connection with the Proxy Statement or otherwise arising out of the transactions contemplated by this Agreement, except to the extent that, in the cases of clauses (1), (2), (3), (4), (5) and (6) above, the same affect the Company and its Subsidiaries in a disproportionate manner when compared to other companies in the industry in which the Company primarily operates.
“Company Options” shall mean any options to purchase Shares outstanding under any of the Company Option Plans.
“Company Option Plans” shall mean the Company’s 2001 Stock Option Plan, and the Company's 2009 Equity Incentive Plan and any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition.
“Company Preferred Stock” shall mean shares of the undesignated preferred stock, no par value, of the Company.

“Company Products” shall mean any and all items, products and services marketed, sold, licensed, provided or distributed by Company and its Subsidiaries, and refers also to (i) all User Documentation and related technical documentation and (ii)  all prior, present and future versions thereof (which includes works under development as of the date hereof and that the Company expects or intends to make available commercially after the date hereof).
“Confidential Technology” shall mean Source Code and other Technology embodied in or related to the Company Products that is preserved as a Trade Secret or is otherwise confidential.
“Continuing Employees” shall mean all employees of the Company or its Subsidiaries who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company or its Subsidiaries at the request of Parent or, outside the U.S., who remain or become employees of the Company its Subsidiaries, Parent or any Subsidiary of Parent as required by applicable Laws.
“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.
“Disposal Site” shall mean any landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real property other than a Business Facility receiving Hazardous Materials used or generated by a Business Facility.
“DOJ” shall mean the United States Department of Justice, or any successor thereto.
“DOL” shall mean the United States Department of Labor, or any successor thereto.
“Environmental Laws” shall mean all applicable Laws (including common laws, directives, guidance, rules, regulations, orders, treaties, statutes and codes) promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, the European Union Directive 2002/96/EC and 2012/19/EU and all implementing Laws on waste electrical and electronic equipment (“WEEE Directive”), the European Union Directive 2002/95/EC and 2011/65/EU and all implementing Laws on the restriction on the use of hazardous substances (“EU RoHS Directive”), and the Administrative Measures on the Control of Pollution Caused by Electronic Information Products (“China RoHS”), all as amended at any time.

“Environmental Permit” is any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its Subsidiaries.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Exchange Ratio” means the quotient obtained by dividing (A) the Merger Consideration by (B) the average closing sales price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the ten (10) most recent days ending on the last trading day immediately prior to the date on which the Effective Time occurs.
“FTC” shall mean the United States Federal Trade Commission, or any successor thereto.
“GAAP” shall mean generally accepted accounting principles, as applied in the United States.
“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.
“Hazardous Material” shall mean any material, chemical, substance or waste that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, reproduction or the environment, including the emission of carbon dioxide and other substances deemed by any Governmental Entity to contribute to global warming.
“Hazardous Materials Activity” shall mean the transportation, transfer, recycling, collection, labeling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements, including the EU RoHS Directive, WEEE Directive, and China RoHS.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential information and all documentation therefore (“Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, logos, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vi) all other rights in databases and data collections (including knowledge databases, customer lists and customer databases) and Software and Technology; (viii) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (ix) all Moral Rights, however denominated; and (x) any similar, corresponding or equivalent rights to any of the foregoing.
“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.
“Laws” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.
“Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
“Nasdaq” shall mean the Nasdaq Global Market, or any successor inter-dealer quotation system operated by Nasdaq Stock Market, Inc., or any successor thereto or affiliated quotation system on which shares of the Company Common Stock are listed.
“Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.
“Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Laws.
“Parent Common Stock” shall mean shares of common stock, par value $0.001 per share, of Parent.
“Parent Material Adverse Effect” shall mean any Change that materially impedes or would reasonably be expected to materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or applicable Law.
“Permitted Liens” shall mean (i) such Liens as are set forth in Section 3.16(f) of the Company Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are being contested in good faith by the Company by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements, Liens arising under original purchase price conditional sales contracts, personal property leases and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or being contested in good faith by the Company by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements, (iii) Liens, if any, that individually or in the aggregate, do not materially impair the continued use and operation of the Company’s assets or business, (iv) easements, covenants, rights-of-way, and other similar encumbrances of record, and (v) any conditions that are shown by a current, accurate survey of any Owned Real Property made available to Parent prior to the date hereof or physical inspection of any Owned Real Property made by Parent prior to the date hereof, (vi) (A) zoning, land use, building and other similar ordinances and governmental regulations, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights of way and other similar restrictions.
“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects the Company’s or a Subsidiary’s exclusive ownership of such Combined Software. The term “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.
“Registered IP” shall mean all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
“SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Shrink-Wrap Code” shall mean generally commercially available Object Code where available for an average cost of not more than $1,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations) that is used by the Company or its Subsidiaries but not incorporated into any Company Products and that has not been customized for use by Company or its Subsidiaries.
“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing.
“Source Code” shall mean computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.
“Superior Proposal” shall mean any bona fide, written Acquisition Proposal that did not result from a breach of Section 6.1 (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal pursuant to a customary commitment letter from a nationally recognized financial institution) and (ii) with respect to which the Company Board determines in good faith, after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account (A) all legal, financial, regulatory and other aspects of such Acquisition Proposal (including the Person or group of related Persons making the proposal), (B) all of the terms and conditions of such Acquisition Proposal (including any conditions, potential time delays or other risks to the consummation of such Acquisition Proposal), and (C) any counter offer or proposal made by Parent pursuant hereto and within the time period required in Section 6.2(b) hereof, would be more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated hereby; provided, that for purposes of this definition, each reference in the definition of “Acquisition Transaction” to “15%” or “85%” shall be deemed to be references to “50%”.
“Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local Law (including any arrangement for group or consortium relief or similar arrangement)) and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or by operation of law.
“Tax Returns” shall mean all returns, declarations, estimates, reports, statements and other documents required to be filed in respect of any Taxes.
“Technology” shall mean all tangible items related to, constituting, disclosing or embodying any or all of the following: technology, information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all User Documentation.
“User Documentation” shall mean explanatory and informational materials concerning the Company Products, in printed or electronic format, which Company or its Subsidiaries has released for distribution to end users or customers with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.
1.2    Additional Definitions
The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Agreement of Merger	2.2
Antitrust Restraint	6.5(d)
Assets	3.21
Assumed Option	6.11(b)
California Secretary of State	2.2
Cancelled Option	6.11(a)
Capitalization Representation	7.2(a)
Certificates	2.8(c)
Change	1.1
Changes	1.1
China RoHS	1.1
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreements	3.19(a)
Combined Software	1.1
Company	Preamble
Company Board	Recitals
Company Board Recommendation	6.2(a)
Company Board Recommendation Change	6.2(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Form 10-K	Article III
Company IP Agreements	3.22(f)
Company Registered IP	3.22(b)
Company Representatives	6.1(b)
Company Securities	3.4(c)
Company Shareholders’ Meeting	6.3
Confidentiality Agreement	6.9
Consent	3.5(b)
Copyrights	1.1
D&O Insurance	6.13(b)
Demand Notice	2.7(c)(i)
Dissenting Shares	2.7(c)(i)
Domain Names	1.1
EAR	3.23(a)
ECCNs	3.23(b)
Effective Time	2.2
Employee Plans	3.18(a)
ERISA Affiliate	3.18(a)

Term	Section Reference
EU RoHS Directive	1.1
Exchange Fund	2.8(b)
Export Controls	3.23(a)
FIN 48	3.16(n)
Foreign Employees	3.18(l)
Funded International Employee Plan	3.18(b)
Import Restrictions	3.23(a)
Indemnified Parties	6.13(a)
International Employee Plans	3.18(a)
ITAR	3.23(a)
Leased Real Property	3.20(b)
Leases	3.20(b)
Material Contract	3.11(a)
Maximum Annual Premium	6.13(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
NQDCP	5.2(g)
OFAC	3.23(a)
Option Consideration	6.11(a)
Owned Real Property	3.20(a)
Parent	Preamble
Patents	1.1
Payment Agent	2.8(a)
Permits	3.13
Proxy Statement	3.8
Real Property	3.20(b)
Requisite Shareholder Approval	3.3(c)
Retirement Plan Termination Date	6.12(a)
Retirement Plans	6.12(a)
SEC Reports	3.6
Shares	Recitals
Significant Customer	3.30(a)
Significant Supplier	3.30(b)
Specified Representations	7.2(a)
Subsidiary Securities	3.2(c)
Surviving Corporation	2.1
Tail Policy	6.13(b)
Takeover Laws	3.29
Tax Incentive	3.16(k)
Termination Date	8.1(c)

Term	Section Reference
Termination Fee Amount	8.3(b)(i)
Third Party Leases	3.20(b)
Trade Secrets	1.1
Trademarks	1.1
Triggering Event	8.1(e)(ii)
USML	3.23(b)
Voting Agreement	Recitals
Voting Agreements	Recitals
Warranties	3.22(s)
WEEE Directive	1.1
1.3    Certain Interpretations.
(a)    Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
(b)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
(c)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(d)    When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(e)    Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(f)    Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” shall mean means United States Dollars.
(g)    As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.
(h)    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II
THE MERGER
2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of California Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”
2.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under California Law by filing an agreement of merger in customary form and substance (the “Agreement of Merger”) with the Secretary of State of the State of California (the “California Secretary of State”) in accordance with the applicable provisions of California Law (the time of such filing and acceptance by the California Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Agreement of Merger, being referred to herein as the “Effective Time”).
2.3    The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, San Francisco, California, 94105, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).
2.4    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.
2.5    Articles of Incorporation and Bylaws.
(a)    Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit A, and such amended and restated articles of incorporation shall become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of California Law and such articles of incorporation
(b)    Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth on Exhibit B, and shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of California Law, the articles of incorporation of the Surviving Corporation and such bylaws.
2.6    Directors and Officers.
(a)    Directors of the Surviving Corporation. At the Effective Time, the directors of the Company shall hereby be deemed to have resigned, and the directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
(b)    Officers of the Surviving Corporation. At the Effective Time, the officers of the Company shall hereby be deemed to have resigned, and the officers of the Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.
(c)    Directors of Company Subsidiaries. At the Effective Time, the directors of each Company Subsidiary shall hereby be deemed to have resigned, and the directors of Merger Sub immediately prior to the Effective Time shall become the directors of each Company Subsidiary, each to hold office in accordance with the articles of incorporation and bylaws of the Company Subsidiary until their respective successors are duly elected or appointed and qualified.
(d)    Officers of Company Subsidiaries. At the Effective Time, the officers of each Company Subsidiary shall hereby be deemed to have resigned, and the officers of Merger Sub immediately prior to the Effective Time shall become the officers of each Company Subsidiary, each to hold office in accordance with the articles of incorporation and bylaws of the Company Subsidiary until their respective successors are duly elected or appointed and qualified.
2.7    Effect on Capital Stock.
(a)    Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)    Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time and (B) Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Merger Consideration, without interest thereon, upon the surrender of the certificate representing such Share in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).
(ii)    Owned Company Common Stock. Each Share owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(iii)    Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.
(b)    Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time.
(c)    Statutory Rights of Appraisal.
(i)    Notwithstanding anything to the contrary set forth in this Agreement, Shares that are issued and outstanding immediately prior to the Effective Time and held by holders of Shares that have made written demand upon the Company for the purchase of such Shares and payment to the holders in cash of the “fair market value” of such Shares (the “Demand Notice”) and perfected their rights in accordance with Chapter 13 of the CGCL (collectively, “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Such holders of Shares shall be entitled to only such rights as are granted by Chapter 13 of the CGCL, except that all such holders that have failed to perfect or who shall have effectively waived, withdrawn or lost their rights under Chapter 13 of the CGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Shares in the manner provided in Section 2.8.

(ii)    The Company shall give Parent (A) prompt notice of any Demand Notice received by the Company, withdrawals thereof, and any other instruments served pursuant to Chapter 13 of the CGCL and received by the Company in respect of Dissenting Shares and (B) the opportunity to direct all negotiations and proceedings with respect to the exercise of any rights of the holder of Dissenting Shares under Chapter 13 of the CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such exercise of any such rights of the holder of Dissenting Shares under Chapter 13 of the CGCL or settle or offer to settle any such demands for payment in respect of any such exercise of any such rights of the holder of Dissenting Shares under Chapter 13 of the CGCL.
(d)    Company Options. At the Effective Time, each Company Option then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 6.11.
2.8    Exchange of Certificates.
(a)    Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).
(b)    Exchange Fund. Promptly following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of this Article II, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration and (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Shares then owned by Parent, Merger Sub, the Company, or any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time) (such cash amount being referred to herein as the “Exchange Fund”).
(c)    Payment Procedures. Promptly following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Shares) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II, and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II.
(d)    Transfers of Ownership. In the event that a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.
(e)    Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(f)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)    Unclaimed Property. Subject to applicable unclaimed property Laws, Parent will cause the Payment Agent to initiate unclaimed property reporting services for unclaimed Shares and related cash distributions that may be deemed abandoned or otherwise subject to applicable unclaimed property Law. Such services may include preparation of unclaimed property reports, delivery of abandoned property to various states, completion of required due diligence notifications, responses to inquiries from owners, and such other services as may reasonably be necessary to comply with applicable unclaimed property Laws.
2.9    No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
2.10    Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided, however, that Parent or the Payment Agent may, in their discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.11    Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except, with respect to any Section of this Article III, as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that specifically relates to such Section or in another section of the Company Disclosure Letter to the extent it is readily apparent from the text of such disclosure that such disclosure is applicable to such Section, the Annual Report on Form 10-K of the Company for the fiscal year ended March 30, 2013 (the “Company Form 10-K”) and the SEC Reports filed after the Company Form 10-K and prior to February 1, 2014 (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports, other disclosures that are similarly non-specific or are predictive or forward-looking in nature and excluding any exhibits incorporated by reference in such reports), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1    Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under California Law. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and its Subsidiaries and (b) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the shareholders, the Company Board and each committee of the Company Board since January 1, 2009. Neither the Company nor any of its Subsidiaries is in violation of its articles of incorporation, bylaws or other applicable constituent documents.
3.2    Subsidiaries.
(a)    Section 3.2(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization and function (i.e., sales, manufacturing, administration, etc.) of each Subsidiary of the Company. Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.
(b)    All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.
(c)    There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
3.3    Authorization.
(a)    The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the Merger to obtaining the Requisite Shareholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.
(b)    At a meeting duly called and held prior to the date hereof, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreements, and (iv) resolved to recommend that the holders of Shares approve this Agreement in accordance with the applicable provisions of California Law.
(c)    The affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the “Requisite Shareholder Approval”), is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Laws or otherwise) to approve this Agreement and the Merger.
3.4    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) thirty million (30,000,000) Shares and (ii) ten million (10,000,000) shares of Company Preferred Stock. As of the close of business on the Business Day immediately prior to the date of this Agreement: (A) 11,426,781 Shares were issued and outstanding and (B) no shares of Company Preferred Stock were issued and outstanding. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Business Day immediately prior to the date of this Agreement, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options granted under a Company Option Plan or issued under the Company Employee Stock Purchase Plan.
(b)    Section 3.4(b) of the Company Disclosure Letter specifies (i) the number of Shares that are subject to issuance pursuant to Company Options outstanding as of the close of business on December 28, 2013 and (ii) the number of Company Options with an exercise price in excess of the Merger Consideration. As of December 28, 2013, 397,131 Shares were reserved for future issuance pursuant to stock awards not yet granted under the Company Option Plans and, since December 28, 2013, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Options, other than as permitted by Section 5.2(b). All Company Options have been validly issued and properly approved by the Company Board in accordance with all applicable Laws and the Company Option Plans.
(c)    Except as set forth in this Section 3.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.
(d)    Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.
3.5    Non-contravention; Required Consents.
(a)    The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the articles of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their material properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Shareholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and would not reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or applicable Law.
(b)    No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (i) the filing and recordation of the Agreement of Merger with the California Secretary of State as required by the CGCL, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and would not reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or applicable Law.
3.6    SEC Reports.  Since January 1, 2010, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under applicable Laws prior to the date hereof, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under applicable Laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”). Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was, or will be, filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not, and will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated. None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
3.7    Financial Statements.
(a)    The consolidated financial statements of the Company and its Subsidiaries contained in the SEC Reports at the time filed were prepared in accordance with GAAP then in effect consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC for filings on Form 10-Q under the Exchange Act), and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, except that the unaudited interim financial statements were subject to normal year-end adjustments which were not material in amount or effect.
(b)    The Company and each of its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.
(c)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.
(d)    Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.
(e)    To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
(f)    The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.
(g)    The Company has provided to Parent copies of all SAB 99 memoranda, reports, white papers or similar documents prepared by, on behalf of or for the benefit of the Company since January 1, 2010.
3.8    Proxy Statement.  The proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to shareholders of the Company in connection with the solicitation of proxies for use at the Company Shareholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”), when filed with the SEC and on the date first mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the in the Proxy Statement.
3.9    No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities either (i) reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, or (ii) to the extent disclosed in the notes to such financial statements, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract to which the Company or its Subsidiaries is a party, (e) Liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and (f) other Liabilities that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.10    Absence of Certain Changes.
(a)    Since September 28, 2013, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be:
(i)    any Company Material Adverse Effect; or
(ii)    any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Real Property or Assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole.
(b)    Since September 28, 2013, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 5.2.

3.11    Material Contracts.
(a)    For purposes of this Agreement, a “Material Contract” shall mean each of the following:
(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;
(ii)    other than at-will offer letters on the Company’s standard form containing no severance provisions or consulting Contracts which may be cancelled on less than ninety (90) days notice without penalty to the Company, any employment or independent contractor Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer, consultant, independent contractor, or employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $100,000;
(iii)    any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Merger) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Merger);
(iv)    any Contract providing for indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof), other than (A) any guaranty by the Company of any of its Subsidiary’s obligations or (B) any Contract providing for indemnification entered into in connection with the distribution, sale or license of services or hardware or software products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in Company’s standard forms of software license agreements as provided or made available to Parent;
(v)    any Contract containing any covenant, commitment or other obligation (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property Rights or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) containing a “most favored nation” or similar provision, (D) including any “take or pay” or “requirements” obligation, (E) prohibiting the Company or any of its Subsidiaries (or, after the Effective Time, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (F) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies in any material respect;
(vi)    any Contract that is royalty-bearing;

(vii)    any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;
(viii)    the top ten (10) Contracts (as measured by aggregate dollar amount contemplated under each Contract) in each of the following categories: (i) end-user or customer contracts, (ii) value added reseller contracts, (iii) distributor contracts, (iv) supplier contracts, (v) OEM contracts, and (vi) development contracts;
(ix)    any Contract to provide source code to any third party for any Company Product, including any Contract to put such source code in escrow with a third party on behalf of a licensee or contracting party;
(x)    any Contract (A) containing any financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation except for such Contracts on the Company’s standard form of customer agreement or (B) containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months;
(xi)    the top ten (10) Contracts containing any service obligation on the part of the Company or any of its Subsidiaries (as measured by continuing costs to be incurred by the Company or any of its Subsidiaries in connection with those services);
(xii)    any Contract authorizing another Person to provide support or maintenance to the Company’s customers on behalf of the Company, including distributors or resellers that are obligated to provide such support or maintenance pursuant to the Company’s standard form of distributor or reseller agreement;
(xiii)    (A) any Contract to license any third party to manufacture or reproduce any Company Products or (B) any Contract to authorize any third party to sell, license or distribute any Company Products;
(xiv)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $100,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;
(xv)    any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement;

(xvi)    any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $100,000 or more in any individual case and is not disclosed pursuant to clauses (i) through (xv) above;
(xvii)    any Contract with the federal government, any foreign government, any state or local government or any division, subdivision, department, agency or instrumentality thereof; and
(xviii)    any Lease of any real property; and
(xix)    any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and is not disclosed pursuant to clauses (i) through (xviii) above.
(b)    Section 3.11(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date hereof, and identifies each subsection of Section 3.11(a) that describes such Material Contract. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract.
(c)    Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract.
3.12    Compliance with Laws.  The Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective properties (including the Assets and the Real Property), are, and since January 1, 2010 have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or such properties or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2010, neither the Company nor any of its Subsidiary (a) has received any written notice from any Governmental Entity regarding any potential violation by the Company or any Company Subsidiary of any Law or (b) has provided any written notice to any Governmental Entity regarding any potential violation by the Company or any of its Subsidiaries of any Law and no such notice remains outstanding or unresolved as of the date of this Agreement.
3.13    Permits.  The Company and its Subsidiaries have, and are and since January 1, 2010 have been, in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any violation by the Company or any of its Subsidiaries in any material respect of any Permits, or (b) any revocation, cancellation or termination of any Permits, in each case in any material respect, held by the Company or any of its Subsidiaries and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.
3.14    Litigation.  There is no Legal Proceeding pending or, to the knowledge of the Company, threatened (a) against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Real Property, or (to the knowledge of the Company) against third parties affecting such properties that (i) involves an amount in controversy in excess of $100,000, (ii) seeks material injunctive relief, or (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities a such), whether or not naming the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Real Property, nor (to the knowledge of the Company) any third party owning or having any other interest in such properties is subject to any outstanding Order.
3.15    Antitrust Matters.  As of the date hereof, the Company and its Subsidiaries are not subject to any Order issued by any Governmental Entity in relation to antitrust Laws, which is still in force.
3.16    Taxes.
(a)    Each of the Company and its Subsidiaries has prepared and timely filed all material U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns in all material respects are true and correct and have been completed in accordance with applicable Laws.
(b)    Each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay, and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes,

Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes (including, but not limited to, all Taxes required to be reported and withheld on any U.S or non-U.S. stock options) required to be withheld.
(c)    Neither the Company nor any of its Subsidiaries had any Liabilities for material unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on the Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business consistent with past practice.
(d)    Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.
(e)    No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No material adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Governmental Entity. No claim has ever been made by any Governmental Entity that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.
(f)    There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.
(g)    Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (iii) any Liability for the Taxes of any person other than the Company or any of its Subsidiaries under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise and (iv) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.
(h)    Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income for any period or portion thereof after the Effective Time as a result of (i) any change in method of accounting made prior to the Effective Time, (ii) closing agreement under Section 7121 of the Code entered into prior to the Effective Time, (iii) deferred intercompany gain or excess loss account under Section 1502 of the Code attributable to transactions occurring prior to the Effective Time (or in the case of clauses (i), (i) and (iii) above, under any similar provision of applicable Law), (iv) installment sale or open transaction disposition made prior to the Effective Time or (v) prepaid amount received prior to the Effective Time.

(i)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(j)    The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
(k)    The Company and each of its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(l)    Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.
(m)    The transactions contemplated by this Agreement (including the Merger) will not result in the payment or series of payments by the Company or any of its Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other similar payment, which is not deductible for federal, state, local or foreign Tax purposes. Additionally, there is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement which, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m), Section 404 or Section 280G of the Code, (ii) is subject to Section 409A of the Code, or (iii) could require Parent or any affiliate of Parent to gross up a payment to any employee of the Company or any of its Subsidiaries for Tax related payments or cause a penalty tax under Section 409A of the Code.
(n)    Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology, and such documents support a more likely than not standard as required under Financial Interpretation No. 48 of FASB Statement No. 109 (“FIN 48”). The prices for any property or services (or for the use of any property) provided by or to the Target or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.
(o)    The Company and its Subsidiaries have identified all uncertain tax positions contained in all Tax Returns filed by the Company and/or its Subsidiaries and have established adequate reserves and made any appropriate disclosures in the financial statements in accordance with the requirements of FIN 48.
(p)    The Company has made available to Parent or its legal counsel or accountants copies of all Tax Returns and all FIN 48 work papers of the Company and each of its Subsidiaries for all periods since January 1, 2010.
3.17    Environmental Matters.
(a)    Condition of Property. Except in compliance with Environmental Laws in a manner that would not reasonably be expected to subject the Company or any of its Subsidiaries to material Liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any Subsidiary or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any Subsidiary. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company , and of its Subsidiaries or any of their respective agents.
(b)    Hazardous Materials Activities. The Company and its Subsidiaries have conducted all Hazardous Material Activities relating to the business in compliance in all respects with all applicable Environmental Laws, except for those Hazardous Materials Activities that the failure to comply with applicable Environmental Laws would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or would reasonably be expected to cause an adverse health effect to any such person and which would reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole.
(c)    Permits. Section 3.17(c) of the Company Disclosure Letter accurately describes all of the material Environmental Permits held by the Company and its Subsidiaries as of the date hereof relating to the business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company or any Subsidiary relating to the business as such activities are being conducted as of the date hereof. All such Environmental Permits are valid and in full force and effect. The Company and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to their Hazardous Materials Activities. No circumstances exist relating to activities under the control of the Company and its Subsidiaries which would reasonably be expected to result in any Environmental Permit to be revoked, modified in a material way, or rendered non-renewable upon payment of the permit fee.

(d)    Environmental Litigation. No Legal Proceeding is pending, or to the knowledge of the Company, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any Subsidiary relating to the business, or any Business Facility.
(e)    Environmental Liabilities. The Company is not aware of any fact or circumstance, which could result in any environmental Liability that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has entered into any material Contract that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any Subsidiary.
(f)    Offsite Hazardous Material Disposal. The Company and its Subsidiaries have transferred or released Hazardous Materials only to those Disposal Sites set forth in Section 3.17(f) of the Company Disclosure Letter; and, to the knowledge of the Company, no Legal Proceeding exists or is threatened against any Disposal Site or and no Legal Proceeding exists or, to the knowledge of the Company, no Legal Proceeding is threatened against the Company or any of its Subsidiaries with respect to any transfer or release of Hazardous Materials relating to the business of the Company or any of its Subsidiaries to a Disposal Site which could reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole.
(g)    Reports and Records. The Company has delivered to Parent all material records in the Company’s and its Subsidiaries’ possession as of the date hereof concerning the Hazardous Materials Activities of the Company and its Subsidiaries since January 1, 2010, relating to the business and all environmental audits and environmental assessments of any Business Facility, including documentation relating to environmental reserves and asset retirement obligations. Section 3.17(g) of the Company Disclosure Letter lists all products of the Company or any Subsidiary which are subject to the EU RoHS Directive as of the date hereof and all such products listed comply with the EU RoHS Directive.
3.18    Employee Benefit Plans.
(a)    Sections 3.18(a)(i) and Section 3.18(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Entity relating to the satisfaction of Laws necessary to obtain the most favorable tax treatment and (G) all other material Contracts relating to each Employee Plan, including administrative service agreements.
(b)    Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Laws, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Entity. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may reasonably be expected to cease to apply.
(c)    Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination or opinion letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.
(d)    All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for. Except as required by Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to increase any benefits under any Employee Plan.

(e)    There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
(f)    None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.
(g)    Neither the Company, nor any of its Subsidiaries, nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan provides material welfare benefits that are not fully insured through an insurance contract.
(h)    No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar state, local or foreign Law.
(i)    No Employee Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through December 31, 2008 and thereafter in compliance with the Final Treasury Regulations issued under Section 409A of the Code. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, and (2) has been properly accounted for in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports.
(j)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.
(k)    No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.
(l)    All contracts of employment or for services with any employee of the Company or any of its Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries, can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment required by applicable Laws).
(m)    No International Employee Plan has Liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accrued.
(n)    Each Employee Plan (not including any Employee Plan which is an individual employment Contract) can be amended, terminated or otherwise discontinued following the Effective for any reason without Liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).
3.19    Labor Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no activities or proceedings pending or, to the knowledge of the Company, threatened or reasonably anticipated by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees or the Company or any of its Subsidiaries.

(b)    The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (x) any Person as an independent contractor rather than as an employee, (y) any employee leased from another employer, or (z) any employee currently or formerly classified as exempt from overtime wages.
(c)    Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any Liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law.
3.20    Real Property.
(a)    Section 3.20(a) of the Company Disclosure Letter sets forth a true and complete list of all of the real property owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Property”). Except as set forth in Section 3.20(a) of the Company Disclosure Letter, the Company owns the Owned Real property free and clear of all Liens, except for Permitted Liens. The Company has delivered a true and correct copy of a title policy for the Owned Real Property to Parent.
(b)    Section 3.20(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the material leases, subleases, licenses, or other agreements in existence as of the date hereof under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (collectively, the “Leases;” such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”) including, with respect to each Lease, the name of the lessor, or the master lessor and sublessor, the date and term of the Lease and each amendment thereto, the square footage of the premises leased thereunder, and the aggregate annual rental payable thereunder. The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, and subordination agreements). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens except Permitted Liens. Section 3.20(b)(ii) of the Company Disclosure Letter contains a complete and accurate list of all of the leases, subleases, licenses, or other agreements in existence as of the date hereof granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Real Property (collectively, the “Third Party Leases”) including, with respect to each such Third Party Lease, the name of the master lessor, sublessor and sublessee, the date of the Third Party Lease and each amendment thereto, the square footage of the premises leased thereunder, and the aggregate annual rental payable thereunder. The Leases and the Third Party Leases are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Lease or Third Party Lease, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto. Neither the Company nor any of its Subsidiaries would be reasonably required to expend more than $25,000 in causing any Real Property to comply with the surrender conditions set forth in the applicable Lease. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases.
(c)    Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any Real Property. The Company and its Subsidiaries as of the date hereof occupy all of the Real Property for the operation of their business except as set forth in Section 3.20(b)(ii) of the Company Disclosure Letter and, except pursuant to Third Party Leases, there are no other parties occupying or with a right to occupy the Real Property. The Company and its Subsidiaries do not use or occupy or have the right to use or occupy any real property other than the Real Property. The Company has not transferred or assigned any interest in any Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity, except as described in Section 3.20(b)(ii) of the Company Disclosure Letter.
(d)    Each Real Property and all of its operating systems are in good operating condition and repair, and free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, is maintained in a manner consistent with industry standards generally followed with respect to similar property, and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.
(e)    The Company has not received any written notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such Real Property or the premiums for the insurance thereof. No written notice has been given by any insurance company which has issued a policy with respect to any portion of any Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.
(f)    Neither the operations of the Company or any of its Subsidiaries on the Real Property nor, to the knowledge of the Company, any Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or other Law relating to such property.
(g)    Except to the extent that such would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) there is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any Real Property or any portion thereof, and the Company has no knowledge that any such action is currently contemplated, (ii) there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company, or, to the knowledge of the Company, against third parties affecting any Real Property, and the Company is not aware of any facts which might result in any such Legal Proceeding, and (iii) there are no pending or, to the knowledge of the Company, threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Real Property.
3.21    Assets; Personal Property.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions, Permitted Liens, or defects in title that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.22    Intellectual Property.
(a)    Section 3.22(a) of the Company Disclosure Letter contains a complete and accurate list of all Company Products and all Domain Names under which Company operates its business as of the date hereof.
(b)    Section 3.22(b) of the Company Disclosure Letter contains a complete and accurate list of the Company Intellectual Property Rights as of the date hereof that are Registered IP and material unregistered Trademarks (“Company Registered IP”), in each case listing, as applicable, (i) the name of the applicant/registrant, inventor/author and current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date, and issuance/registration/grant date, and (v) the prosecution status thereof.

(c)    The Company Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company has no knowledge of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of such Company Registered IP invalid or unenforceable, or would materially affect any pending application for any Company Registered IP. The Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application or proceedings for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered IP.
(d)    With respect to each item of Company Registered IP: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) is in compliance with all formal legal requirements with respect thereto (including payment of filing, examination and maintenance fees and proofs of use), and (iii)  is not subject to any unpaid maintenance fees or taxes. There are no actions that must be taken by Company or its Subsidiaries within ninety (90) days of the Termination Date, including, with respect to each item of Company Registered IP, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered IP.
(e)    The Company or one of its Subsidiaries has valid and enforceable written agreements with respect to Company Intellectual Property Rights, pursuant to which: (i) the Company or one of its Subsidiaries has obtained complete, unencumbered, irrevocable, unrestricted and exclusive ownership of, or exclusive license rights to all such Company Intellectual Property Rights by valid assignment or otherwise (including the rights to recover unrecovered past, present and future damages for infringement or misappropriation of such Intellectual Property Rights) and (ii) the other parties thereto have not retained and do not have any rights or licenses with respect to the Company Intellectual Property Rights. This Agreement and the transactions contemplated hereunder do not conflict with or violate such third party agreements and no basis exists for such third party to challenge or object to this Agreement. In each case in which the Company or any of its Subsidiaries have acquired ownership of any Company Registered IP, the Company or one of its Subsidiaries has recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws.
(f)    Section 3.22(f) of the Company Disclosure Letter contain a complete and accurate list of all Contracts as of the date hereof (i) under which the Company or any of its Subsidiaries use or have acquired ownership or the right to use any Company IP, other than Shrink-Wrap Code or (ii) under which the Company or any of its Subsidiaries have licensed to others the right to use or agreed to transfer to others any Technology or Intellectual Property Rights that are or were Company IP and/or Company Products, other than non-

disclosure agreements the Company has entered into in the ordinary course of business (such Contacts, the “Company IP Agreements”). The Company has delivered or made available to Parent complete and correct copies of each such Company IP Agreement. Each Company IP Agreement is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect. Neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Company IP Agreement, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. To the knowledge of the Company, there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements.
(g)    The Company and its Subsidiaries own or have sufficient rights to all Intellectual Property Rights and Technology that are either used in, necessary for, or that would be infringed by, the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted. Without limiting the foregoing, the Company and its Subsidiaries have the right to use all software development tools, library functions, or compilers that the Company or its Subsidiaries (i) use to create, modify, compile, or support the Company Products that are Software or (ii) use to provide any Company Products that are services. Neither the operation of the business of the Company nor the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Company Products by Company or its Subsidiaries, did, or do, or will: (A) infringe or misappropriate the Intellectual Property Rights of any Person; (B) violate the rights of any Person (including rights to privacy or publicity); or (C) constitute unfair competition or trade practices under the Laws of any jurisdiction (nor does Company have knowledge of any basis therefore).
(h)    The Company and its Subsidiaries own all right, title and interest in, or have exclusive license rights to, the Company Intellectual Property Rights, free and clear of all Liens other than (i) obligations arising under the terms of any of the Company IP Agreements listed on Section 3.22(f) of the Company Disclosure Letter and (ii) Permitted Liens. All Company Intellectual Property Rights will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party. The Company and its Subsidiaries have, and following the Effective Time, the Parent will have the exclusive right to bring actions against any person that is infringing any Company Intellectual Property Rights and to retain for themselves any damages recovered in any such action. Neither the Company nor any of its Subsidiaries have transferred ownership of, let lapse or enter into the public domain or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of any Company Intellectual Property Rights to any other Person. No Person other than the Company and its Subsidiaries has ownership rights or exclusive license rights to any improvement or derivative works made by or for Company or one of its Subsidiaries in any Company IP or Company Intellectual Property Rights.

(i)    The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company IP, and to the knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any such Trade Secrets by any Person. To the knowledge of the Company, all use and disclosure of Trade Secrets owned by another Person by the Company or any of its Subsidiaries have been pursuant to the terms of a written agreement with such Person or such use and disclosure by the Company or any of its Subsidiaries was otherwise lawful. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent which (i) assigns to the Company or one of its Subsidiaries all right, title and interest (including the sole right to enforce) in any Intellectual Property Rights arising therefrom and (ii) provides commercially reasonable protection for Trade Secrets of the Company and its Subsidiaries. All current or former employees, consultants and contractors of the Company or any Subsidiary that have created any Company IP have executed such agreements, and, to the knowledge of the Company, no party to any such agreement is in material breach thereof.
(j)    To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon or otherwise violating any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging the same.
(k)    There is and has not been in the prior six (6) years any Legal Proceeding made, conducted or brought by a third party that has been served upon, filed or threatened in writing, or, to the knowledge of the Company, otherwise threatened, with respect to (i) any alleged infringement or other violation by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or any of its Subsidiaries’ business of the Intellectual Property Rights of such third party or (ii) any challenge to the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP or Company Intellectual Property Rights. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use, transfer or licensing of any Company IP or Company Intellectual Property Rights or other Intellectual Property Rights.
(l)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property Rights, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) any payment of fees, penalties, royalties or expenses under any Company IP Agreement that would not have been payable absent this Agreement and the consummation of the transactions contemplated hereby, (iv) change in the scope or nature of any Intellectual Property Rights granted to, or by, the Company or its Subsidiaries, (v) the imposition of any Lien on any Owned Company IP, or (vi) after the Merger, (A) Parent or any of its Subsidiaries or Affiliates being required to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Intellectual Property Rights, (B) Parent or any of its Subsidiaries or Affiliates being bound by, or subject to, any non-competition, non-solicitation, exclusivity or other material restriction on the operation or scope of their respective business, or (C) Parent or any of its Subsidiaries or Affiliates being obligated to pay any incremental royalties or other material amounts, offer any incremental discounts or being bound by any “most favored pricing” terms to any third party except to the extent, in each case with respect to clause (A), (B) or (C), caused by a contract to which Parent or any of its Subsidiaries or Affiliates is a party.
(m)    Except as set forth in Section 3.22(m) of the Company Disclosure Letter, no Software that constitutes Public Software was or is used in, incorporated into, integrated or bundled with any Company Product, Company IP, or incorporated in or used in the development or compilation of any Company Products or otherwise distributed by the Company or its Subsidiaries. Section 3.22(m) of the Company Disclosure Letter sets forth a list of all Public Software that is included in, or provided or distributed with, any Company Product as of the date hereof and for each use of Public Software: (i) the name of the Public Software; (ii) a description of the functionality of the Public Software, (iii) the applicable license terms and website (or other source) from which it was obtained, (iv) the applicable Company Product, (v) whether or not the Public Software has been modified, (vi) to the knowledge of Company, the copyright holder(s) of such Public Software, and (vii) a description of any modifications to such Public Software made by the Company or its Subsidiaries.
(n)    The Company and its Subsidiaries are in full compliance with all Public Software license agreements to which the Company or a Subsidiary, as applicable, is a party, and the Company’s and its Subsidiaries’ use or incorporation of Public Software has not and does not (i) grant to any third party any rights in the Company's or a Subsidiary’s products, services or intellectual property, (ii) require the licensing, disclosure, or distribution of any Software developed by or for the Company or a Subsidiary, (iii) require the Company or a Subsidiary to license the use of its products or services to third parties without charge, or (iv) create restrictions on or immunities to the Company’s or its Subsidiaries’ enforcement of its intellectual property rights.
(o)    Neither the Company nor any of its Subsidiaries have granted any Intellectual Property Rights or any licenses to use any Source Code, including Confidential Technology escrow agreements. None of the Confidential Technology for the Company Products has been published or disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the knowledge of the Company, by any other person except as authorized by the Company under a non-disclosure agreement. No condition has occurred that would be sufficient to entitle the beneficiary under any technology escrow arrangement under which the Company or any of its Subsidiaries have deposited any material Confidential Technology for any Company Product to require release of such Confidential Technology. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any Confidential Technology escrow arrangement under which the Company or any of its Subsidiaries have deposited any material Confidential Technology for any Company Product to require release of such Confidential Technology.
(p)    All data which has been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all applicable U.S. and foreign Laws, guidelines, contracts, and industry standards. Neither the Company nor its Subsidiaries has received a notice of noncompliance with applicable data protection Laws, guidelines or industry standards. The Company and its Subsidiaries have made all registrations that the Company and its Subsidiaries are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due within ninety (90) days of the date hereof duly made. The Company’s and its Subsidiaries’ practices are, and have always been, in compliance with (i) their then-current privacy policy, including the privacy policy posted on the Company’s and its Subsidiaries’ websites, and (ii) their customers’ privacy policies, when required to do so by contract. The Company and its Subsidiaries have implemented and maintained commercially reasonable measures to protect and maintain the confidential nature of any personal information. The Company and its Subsidiaries have adequate technological and procedural measures in place to protect personal information collected by Company or a Subsidiary of the Company against loss, theft and unauthorized access or disclosure. The Company and its Subsidiaries have the full power and authority to transfer any and all rights in any personal information in the Company’s and its Subsidiaries’ possession or control to Parent, there are no provisions in any applicable privacy policy that would prevent or restrict such transfer and, to the knowledge of the Company, there are no applicable Laws that would prevent or restrict such transfer. Neither the Company nor any of its Subsidiaries is subject to any obligation that would prevent Parent from using the personal information in a manner consistent with any law or industry standard regarding the collection, retention, use, or disclosure of such information.
(q)    To the knowledge of the Company, there are no design, manufacturing, or other defects or errors in the Company Products or Company IP, that have not been fully resolved, including without limitation (i) defects or errors that permit unauthorized access to computers or systems of users through those Company Products or Company IP, (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or Company IP (or all parts thereof) or data or other software of users, (iii) any defects or errors which have led or would reasonably be expected to lead to any broad or limited recall of the Company Products, (iv) any defects or errors which affect the safety, functionality or use of the Company Products for their intended purposes or (v) any defects or errors which would breach any Contract entered into by the Company or its Subsidiaries with respect to the Company Products.
(r)    The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to prevent viruses and other disabling codes from entering Company Products and Company IP and otherwise safeguard the information technology systems of the Company and its Subsidiaries. To the knowledge of the Company, there have been no successful unauthorized intrusions or breaches of the security of information technology systems of the Company and its Subsidiaries. The Company and its Subsidiaries have sufficient and industry-standard disaster recovery plans procedures and facilities for the business.
(s)    To the knowledge of the Company, neither the Company nor any of its Subsidiaries have extended or granted any refund rights with respect to any Company Products other than in the ordinary course of business consistent with past practices. None of the Company’s or its Subsidiaries’ customers, the distributors of the Company Products, or end users have claimed to Company or its Subsidiaries (or to their distributors), that the Company Products are defective or otherwise not in compliance with the applicable Warranties other than any such claim that does not exceed $100,000 individually and any such claims that do not exceed $500,000 in the aggregate. The Company has no knowledge of any fact, or of the occurrence of any event, that might reasonably form the basis of any present or future claim against the Company or its Subsidiaries, whether or not fully covered by insurance, for Liability on account of negligence or product liability or on account of any Warranties other than any such claim that would not exceed $100,000 individually and any such claims that would not exceed $500,000 in the aggregate. “Warranties” shall mean all obligations to service, repair (including, without limitation, to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the provision, license or sale of Company Products.
(t)    Section 3.22(t)(i) of the Company Disclosure Letter sets forth a true and complete list of all industry standards bodies or similar organizations related to the business in which the Company and/or any of its Subsidiaries has participated and Section 3.22(t)(ii) of the Company Disclosure Letter sets forth a true and complete list of all industry standards bodies or similar organizations related to the business in which the Company and/or any of its Subsidiaries is or was a member. None of the Company IP or Company Intellectual Property Rights is subject to any claim, right to use, license or obligation to license as a result of the participation or membership in, or utilization of the work of, any standards body, consortium or organization, nor is there any claim, license, right to use or obligation to license any of the Company IP or Company Intellectual Property Rights to any third party as a result of the participation or membership in, or utilization of the work of, any standards body, consortium or organization.
(u)    No rights have been granted to any Governmental Entity with respect to any Company Product, Company Technology or under any Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company Products in the ordinary course of business consistent with past practices.
3.23    Export Control and Import Laws.
(a)    The Company and each of its Subsidiaries have complied in all material respects with all applicable export and reexport control and trade and economic sanctions Laws (“Export Controls”), including the Export Administration Regulations (“EAR”)

maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State and any applicable anti-boycott compliance regulations except for such noncompliance that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has directly or indirectly sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Laws of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. The Company and its Subsidiaries are in compliance with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations
(b)    Section 3.23 of the Company Disclosure Letter accurately describes all of (1) the goods, services, items, software, technology, and technical data of the Company and its subsidiaries along with the appropriate classification, including their Export Control Classification Numbers (“ECCNs”) or designation on the U.S. Munitions List (“USML”); (2) the countries to which these goods, services, items, software, technology, or technical data have been exported; and (3) the licenses and license exceptions currently held or claimed by the Company and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or reexport of goods, services, items, software, technology, or technical data of the Company or any Subsidiary. All such licenses are valid and in full force and effect. The Company and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.
(c)    Except as authorized under applicable Laws or pursuant to valid licenses, the Company and its Subsidiaries have not released, disclosed, or allowed access to technical data or technology to any foreign national whether in the United State or abroad.
(d)    No Legal Proceeding, claim, request for information, or subpoena is pending, or to the knowledge of the Company, threatened, concerning or relating to any export, reexport, or import activity of the Company or any of its Subsidiaries. No voluntary self disclosures have been filed by or for the Company or any of its Subsidiaries with respect to possible violations of Export Controls and Import Restrictions.
(e)    Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that would result in any Liability for any violation of Export Control and Import Restrictions.
(f)    The Company and its Subsidiaries, including, to the knowledge of the Company, all of their customs brokers and freight forwarders, have maintained all records required to be maintained regarding the business of the Company and its Subsidiaries as required under the Export Control and Import Restrictions.

3.24    Insurance.  All material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, title, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, are listed in Section 3.24 of the Company Disclosure Schedule. All such insurance policies are in full force and effect, no written notice of cancellation has been received, and there is no existing default or event which, with the giving of written notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.
3.25    Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.
3.26    Related Party Transactions.  Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.
3.27    Brokers; Fees and Expenses.  Except for Oppenheimer & Co., Inc. (true and correct copies of whose engagement letter has been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger). Any engagement with any investment banker, broker, finder, agent or other Person other than Oppenheimer & Co., Inc. has expired and is no longer in effect.
3.28    Opinion of Financial Advisors.  The Company has received the oral opinion of Oppenheimer & Co., Inc. (to be confirmed in writing) to the effect that, as of the date of the approval of this Agreement by the Company Board, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.29    State Anti-Takeover Statutes.  No “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law or regulation (collectively, “Takeover Laws”) of any jurisdiction is applicable to the Company, any of its Subsidiaries, the Shares, this Agreement, the Voting Agreements or any of the transactions contemplated hereby (including the Merger) or thereby.
3.30    Customers and Suppliers.
(a)    Neither the Company nor any of its Subsidiaries has any outstanding disputes concerning any Company Products with any customer, who in either (i) the three fiscal years ended March 30, 2013 was, and/or (ii) the fiscal year ending March 31, 2014 is projected to be, one of the twenty (20) largest customers of Company Products based on amounts paid or payable to the Company or its Subsidiaries by such customers (each, a “Significant Customer”) other than any such dispute that did not, and/or is not projected to, exceed $100,000 individually and any such disputes that did not, and/or are not projected to, exceed $500,000 in the aggregate. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries after the consummation of the transactions contemplated hereby or that such Significant Customer intends to terminate or materially modify any existing Contracts with the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries.
(b)    Neither the Company nor any of its Subsidiaries has any outstanding dispute concerning products and/or services provided by any supplier, who in either (i) the fiscal year ended March 30, 2013 was, and/or (ii) in the fiscal year ending March 31, 2014 is projected to be, one of the ten (10) largest suppliers of products and/or services to the Company and its Subsidiaries based on amounts paid or payable by the Company and its Subsidiaries to such supplier (each, a “Significant Supplier”) other than any such dispute that did not, and/or is not projected to, exceed $50,000 individually and any such disputes that did not, and/or are not projected to, exceed $150,000 in the aggregate. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent) of any of its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1    Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the state of their respective incorporation and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.
4.2    Authorization.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.
4.3    Non-contravention; Required Consents.
(a)    The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Parent or Merger Sub or, (ii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound except in the case of clause (ii) above, for such violations or conflicts which, individually or in the aggregate, could not have a Parent Material Adverse Effect.
(b)    No Consent of any Governmental Entity is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger), except (i) the filing and recordation of the Agreement of Merger with the California Secretary of State, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, could not have a Parent Material Adverse Effect.
4.4    Proxy Statement.  None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees for inclusion in Proxy Statement, when filed with the SEC and on the date the Proxy Statement is first sent to shareholders of the Company or at the time of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
4.5    Funds.  Parent has, or will have at the Effective Time, the funds necessary to consummate the Merger.
ARTICLE V
INTERIM CONDUCT OF BUSINESS
5.1    Affirmative Obligations of the Company.  Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Letter or (c) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned, or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.
5.2    Negative Obligations of the Company.  Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Letter or (iii) as approved in advance by Parent in writing, which approval shall not be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:
(a)    propose to adopt any amendments to or amend its articles of incorporation or bylaws or comparable organizational documents;
(b)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Company Options or other equity awards outstanding prior to the date hereto; provided, however, that if the Merger has not been consummated on or prior to the date that is sixty (60) days from the date hereof, the Company may make option grants consistent with past practices to new hires;

(c)    acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;
(d)    other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;
(e)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);
(f)    (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);
(g)    except as may be required by applicable Laws, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof except that the Company may make awards under the Profit Sharing Bonus Incentive Plan consistent with past practices and may terminate and make distributions under its Non-Qualified Deferred Compensation Plan (“NQDCP”);
(h)    forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates or Associates;
(i)    make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;
(j)    enter into, amend, or extend any Collective Bargaining Agreement;
(k)    acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except either (i) transactions pursuant to existing Contracts which are not material to the Company, individually or in the aggregate, or (ii) in connection with the manufacture or sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice or (iii) transactions involving movement of investments between cash and short-term securities;
(l)    except as may be required as a result of a change in applicable Laws or in GAAP, make any change in any of the accounting principles or practices used by it;
(m)    (i) make or change any material Tax election, (ii) file any material Tax Return or any amended Tax Return, (iii) settle or compromise any material Liability for Taxes, (iv) adopt or change any Tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;
(n)    enter into or amend a Company IP Agreement (except for the grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice) or grant any release or relinquishment of any rights under any Company IP Agreement;
(o)    (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, Lien or charge affecting any real property or any part thereof; convey any interest in any Real Property; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;
(p)    (i) sell, lease, license (except as provided in Section 5.2(k)) or transfer to any person or entity any rights to any Company IP, (ii) purchase or license (except as provided in Section 5.2(k)) any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Intellectual Property Rights of any person or entity (except as provided in Section 5.2(k)), (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property or Intellectual Property Rights with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property or Intellectual Property Rights to the Company; (v) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products or technology of the Company; or (vi) enter into or amend any agreement pursuant to which any other party is granted development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;
(q)    (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Material Contract (other than in the ordinary course of business consistent with past practice) or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract or (iii) authorize, incur or commit to incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its Subsidiaries in excess of $250,000; provided that Parent approval of capital expenditures in excess of $250,000 which are necessary to fulfill existing Contracts shall not be unreasonably withheld;
(r)    settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that, individually or in the aggregate, is not and could not be material to the Company and its Subsidiaries, taken as a whole;
(s)    except as required by applicable Laws or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
(t)    except as required by applicable Laws, convene any regular or special meeting (or any adjournment or postponement thereof) of the shareholders of the Company other than the Company Shareholders’ Meeting;
(u)    hire any employee without requiring them to execute the Company’s standard form of confidentiality and inventions assignment agreement; or
(v)    enter into a Contract to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    No Solicitation.
(a)    The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition

Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement) and to enforce the provisions of any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent). Such written requests shall contain a notice to each Person that any information that is sent to the Company in the future will not be treated as confidential pursuant to such confidentiality agreement.
(b)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the “Company Representatives”) not to (and shall not authorize or permit any of them to), directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries that the Company believes or should reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) that the Company believes or should reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would be reasonably expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction or (vi) terminate, amend, modify, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent); provided, however, that notwithstanding the foregoing, prior to obtaining the Requisite Shareholder Approval, the Company Board may, directly or indirectly through Representatives, advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 6.1, with respect to any Person that has made (and not withdrawn) a bona fide, written Acquisition Proposal that did not result from a breach of this Section 6.1, and that the Company Board reasonably concludes in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, (A) engage or participate in discussions or negotiations with such Person and/or (B) furnish to such Person any non-public information relating to the

Company or any of its Subsidiaries pursuant to a confidentiality agreement, the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company or any of its Subsidiaries shall have breached or violated (or be deemed, pursuant to the terms of this Section 6.1, to have breached or violated) the terms of this Section 6.1 in any material respect, (2) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the shareholders of the Company under California Law, (3) solely with respect to the initial contact with such Person, at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and all of the terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).
(c)    Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any Company Representative shall be deemed to be a breach of this Section 6.1 by the Company. The Company shall not enter into any letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement as permitted by Section 6.1(b)) contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to Article VIII and the Company has paid all amounts due to Parent pursuant to Section 8.3, if any.
(d)    In addition to the obligations of the Company set forth in Section 6.1(b), the Company shall promptly, and in all cases within twenty four (24) hours of its receipt, advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for information that the Company believes or should reasonably expect could be used for the purposes of making, submitting or announcing an Acquisition Proposal or (iii) any inquiry that contributes or would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.
(e)    The Company shall keep Parent promptly (and in all cases within twenty-four (24) hours) informed of the status, details, terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry, and shall promptly (and in all cases within twenty-four (24) hours) provide Parent with copies of all documents and written or electronic communications comprising part of any such Acquisition Proposal exchanged between the Company or any Company Representative, on the one hand, and the Person from which such Acquisition Proposal was received (or such Person’s representatives), on the other hand. In addition to the foregoing, the Company shall provide Parent with at least seventy-two (72) hours (or such shorter period as provided to the members of the Company Board) prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal, an inquiry relating to a potential Acquisition Proposal, or a request to provide nonpublic information to any Person.
6.2    Company Board Recommendation.
(a)    Subject to the terms of Section 6.2(b), the Company Board shall (i) recommend that the holders of Shares approve this Agreement in accordance with the applicable provisions of California Law (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation in the Proxy Statement.
(b)    Subject to the terms of this Section 6.2(b), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Shareholder Approval, if and only if:
(i)    (A) the Company Board has received a bona fide, written Acquisition Proposal that did not result from a breach of Section 6.1 that constitutes a Superior Proposal, (B) neither the Company nor any of its Subsidiaries shall have breached or violated (or be deemed, pursuant to the terms hereof, to have breached or violated) the provisions of Section 6.1 in any material respect, (C) the Company Board determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (E) below), that, in light of such Superior Proposal, the failure of the Company Board to effect a Company Board Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties to shareholders of the Company under California Law, (D) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days’ notice thereof (which notice shall include the most current version of such definitive agreement and, to the extent not included therein, the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) and the opportunity to meet with the Company Board and its outside legal counsel during such five (5) Business Day period, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so as to obviate the need for the Company Board to effect a Company Board Recommendation Change, and (E) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to shareholders of the Company as such Superior Proposal (it being understood that any change to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice pursuant to clause (D) above and a new five (5) Business Day period pursuant to this clause (D)); or
(ii)    (A) an “Intervening Event” as defined below shall have occurred and be continuing, (B) the Company Board determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (D) below), that, in light of such Intervening Event, the failure of the Company Board to effect a Company Board Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties to shareholders of the Company under California Law, (C) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days’ notice thereof (which notice shall include a written explanation of the Company Board’s basis and rationale for proposing to effect such Company Board Recommendation Change) and the opportunity to meet with the Company Board and its outside legal counsel during such five (5) Business Day period, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so as to obviate the need for the Company Board to effect a Company Board Recommendation Change, and (D) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, would obviate the need for the Company Board to effect such Company Board Recommendation Change. For these purposes, an “Intervening Event” means a material fact, event, change, development or set of circumstances occurring or existing after the date of this Agreement with respect to the business, operations, financial condition or results of operations of the Company or any of its Subsidiaries (and not relating in any way to (x) an Acquisition Proposal or (y) any fluctuation in the market price or trading volume of the Shares, in and of itself) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement.
(c)    Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act that the Company Board determines in good faith (after consultation with outside legal counsel) that such disclosure is likely required in order to comply with its fiduciary duties to shareholders of the Company under California Law; provided that any statement(s) made by the Company Board pursuant to this sentence shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII (it being acknowledged and agreed that any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act or any other disclosure made pursuant to Section 6.2(c) that is limited to describing the existence and terms of any Acquisition Proposal, shall be deemed to be in a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication).

(d)    The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions on “control share acquisitions” contained in any Takeover Law or otherwise cause such restrictions not to apply. To the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver or other exemption that may have been heretofore granted to any such Person or any Acquisition Proposal under any such provision.
6.3    Company Shareholders’ Meeting.  The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the shareholders of the Company (the “Company Shareholders’ Meeting”) as promptly as practicable following the date of this Agreement (and in no event later than 30 days after the commencement of the mailing of the Proxy Statement to the Company’s shareholders) for the purpose of voting upon the adoption of this Agreement in accordance with California Law. Notwithstanding the foregoing, (i) if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Shareholders’ Meeting, the Company may extend the date of the Company Shareholders’ Meeting to the extent (and only to the extent) necessary in order to conduct business at the Company Shareholders’ Meeting, (ii) the Company may delay the Company Shareholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement, and (iii) with the prior written consent of Parent or if Parent requests an extension, the Company shall delay the Company Shareholders’ Meeting for a period not to exceed ten (10) Business Days. The Company shall solicit from shareholders of the Company proxies in favor of the adoption of this Agreement in accordance with California Law, and shall use its reasonable best efforts to secure the Requisite Shareholder Approval at the Company Shareholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Shareholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with California Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that shareholders of the Company reject it. Unless this Agreement has been terminated pursuant to Section 8.1(d)(ii), the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Shareholders’ Meeting pursuant to this Section 6.3 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.
6.4    Proxy Statement.
(a)    As soon as practicable following the date of this Agreement, the Company shall prepare and no later than the tenth (10th) Business Day following the public announcement of the execution and delivery of this Agreement, the Company shall file with the SEC the Proxy Statement for use in connection with the solicitation of proxies from shareholders of the Company in connection with the Merger and the Company Shareholders’ Meeting. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Laws, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to shareholders of the Company as promptly as practicable following the filing thereof with the SEC. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall file with the SEC the definitive Proxy Statement, and shall cause the mailing of the definitive Proxy Statement to the shareholders of the Company, on or prior to the second (2nd) Business Day immediately following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, including in such filings, amendments, supplements and correspondence all comments reasonably proposed by Parent and receiving the approval of Parent (which approval shall not be unreasonably withheld or delayed). The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith, and shall provide Parent with copies of all correspondence between the Company or any of its advisors or representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing with the SEC. If the Company or its outside legal counsel intends to initiate a telephone conference or meet with the SEC and its staff related to the Proxy Statement, this Agreement or the Merger, the Company shall so inform the Parent and solicit input on the items planned to be discussed during such telephone conference or meeting. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not include any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, California Law and the rules of the Nasdaq.
(b)    Unless this Agreement is earlier terminated pursuant to Article VIII, subject to the terms of Section 6.2(b), the Company shall include in the Proxy Statement the Company Board Recommendation.

6.5    Reasonable Best Efforts to Complete.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII hereof to be satisfied or fulfilled; (ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger); (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b)    Without limiting the generality of the foregoing provisions of Section 6.5(a), as soon as may be reasonably practicable following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control Laws and regulations of any applicable foreign jurisdiction or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate. Parent and the Company shall share equally all fees and expenses incurred in connection with filings made in connection with this Section 6.5(b). Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement (including the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement (including the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c)    Without limiting the generality of the foregoing provisions of Section 6.5(a), in the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Merger), the Company, at the direction of the Company Board, shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Merger).
(d)    Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Parent nor Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its Subsidiaries to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its Subsidiaries to exercise full rights of ownership of the shares of Company Common Stock, other than, in the case of clauses (A), (B) and (C) above, for any such sale, divestiture, license, disposition, holding separate, limitation or regulation that, individually or in the aggregate, would be immaterial to Parent and/or the Company and their respective Subsidiaries, taken as a whole (with materiality, for purposes of this provision, being measured in relation to the Company and its Subsidiaries taken as a whole) (any of the foregoing, an “Antitrust Restraint”).
6.6    Access.
(a)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives full and complete access during normal business hours, upon reasonable notice, to the assets (including the Company IP, design processes and source code), properties (including the right to conduct an environmental site assessment and audit of the properties), books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may request; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to Parent pursuant to this Section 6.6.
(b)    In particular, but without limitation, from and after the date of this Agreement, Parent and its agents, contractors and representatives shall have the right and privilege of entering upon all properties leased or occupied by the Company or any of its Subsidiaries and of reviewing the Company’s books and records regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which Parent may deem necessary or appropriate. Parent’s exercise of its right to inspect such properties, or Parent’s election not to inspect any property, shall in no way be interpreted as a waiver of any of Parent’s rights or remedies contained in this Agreement, including, without limitation, Parent’s right to rely upon the Company’s representations and warranties in this Agreement.
(c)    Parent and the Company agree to mutually cooperate in testing the Company’s IT systems for compatibility and interoperability with Parent’s IT systems and in other like matters as reasonably requested by Parent prior to Closing. In particular, but without limitation, from and after the date of the satisfaction of the condition set forth in Section 7.1(b), the Company shall provide to Parent the information described on Schedule 6.6(c) for purposes of allowing Parent to test its internal business systems ability to accept and process Company data.
6.7    Notification.
(a)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect if such would give rise to the ability of the Parent not to close under Section 7.2(a), or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to Parent pursuant to this Section 6.7(a).
(b)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company shall give prompt notice to Parent of any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Merger);

provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to Parent pursuant to this Section 6.7(b).
(c)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect if such would give rise to the ability of the Company not to close under Section 7.3(a), or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to the Company pursuant to this Section 6.7(c).
6.8    Certain Litigation.  The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation and shall consider Parent’s views with respect to such shareholder litigation and shall not settle any such shareholder litigation without the prior written consent of Parent.
6.9    Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated January 14, 2014 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to take any action contemplated by this Agreement, including the making of any counter-offer or proposal contemplated by Section 6.2(b) (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).
6.10    Public Disclosure.  None of the parties shall, without the prior written consent of other party or parties, as applicable, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby (including the Merger), except as may be required by applicable Law or any listing agreement with a national securities exchange, in which case such party shall make commercially reasonable efforts to consult with the other party or parties prior to any such release or public statement. Notwithstanding the foregoing, Parent and the Company may make public statements in response to specific questions by the press, analysts or investors so long as any such statement is consistent with previous public statements permitted by this Section 6.10.
6.11    Company Options.
(a)    At the Effective Time, each Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (or vests as a result of the consummation of the transactions contemplated hereby) (each, a “Cancelled Option”) shall, by virtue of the Merger and at the direction of Parent (which is hereby given pursuant to this Agreement), be cancelled and terminated and converted into the right to receive an amount in cash, without interest, with respect to each share underlying such Cancelled Option, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Cancelled Option (such amount being hereinafter referred to as the “Option Consideration”). The holder of each Cancelled Option shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no even later than the Company’s first full payroll after the Effective Time) from the Surviving Corporation, an amount in cash equal to the Option Consideration. If the exercise price per share of any such Cancelled Option is equal to or greater than the Merger Consideration, such Company Option shall, by direction of Parent (which is hereby given pursuant to this Agreement), be cancelled without any cash payment being made in respect thereof. The payment of Option Consideration to the holder of a Cancelled Option shall be reduced by any income or employment tax withholding required under the Code, any applicable Law, or as otherwise agreed by the parties at the time the Company Option was granted.
(b)    At the Effective Time, each Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby) shall be assumed by Parent (each, an “Assumed Option”). Each such Assumed Option shall be subject to substantially the same terms and conditions as applied to the related Company Option immediately prior to the Effective Time, including the vesting schedule applicable thereto, except that (A) the number of shares of Parent Common Stock subject to each Assumed Option shall be equal to the product of (x) the number of shares of Company Common Stock underlying such unvested Assumed Option as of immediately prior to the Effective Time multiplied by (y) the Exchange Ratio (with the resulting number rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option shall be equal to the quotient determined by dividing (x) the exercise price per share at which such Assumed Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Each Assumed Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Assumed Option qualified as an incentive stock option prior to the Effective Time, and, further, that the assumption of Assumed Options pursuant to this Section 6.11(b) shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 6.11(b) will be construed consistent with this intent.
6.12    Employee Matters.
(a)    The Company shall terminate, effective no later than the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “Retirement Plan Termination Date”), any and all employee retirement plans qualified under Section 401(a) of the Code (the “Retirement Plans”) maintained by the Company or any of its Subsidiaries, unless Parent provides written notice to the Company at least three (3) Business Days prior to the Effective Time that such Retirement Plans shall not be terminated. The Company shall provide Parent evidence that the Retirement Plans of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the review and approval of Parent. The Company shall also take such other actions in furtherance of terminating any such Retirement Plans as Parent may reasonably request. As soon as practicable following the Retirement Plan Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in any 401(k) plan maintained by the Company or any of its Subsidiaries immediately prior to the Retirement Plan Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from any terminated 401(k) plan maintained by the Company or any of its Subsidiaries, including any outstanding participant loans from such 401(k) plans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of the Parent 401(k) plan, or as may be prohibited by Parent’s 401(k) plan.
(b)    From and after the Effective Time through the date which is five (5) months after the date on which the Effective Time occurs, or such longer period as may be required by applicable Law, Parent will provide, or will cause to be provided, to all Continuing Employees who remain employed by Parent or any Subsidiary of Parent, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such Continuing Employees immediately prior to the Effective Time (excluding benefits derived from awards under any equity incentive plan). Following the Effective Time and to the extent permitted by applicable Laws, Parent shall, or shall cause any Subsidiary of Parent, including the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of Continuing Employees in connection with all employee benefit plans, programs or policies of Parent or its Subsidiaries in which Continuing Employees first become eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (including vacation), including applicability of minimum waiting periods for participation, (but not to the extent that such recognition would result in duplication of benefits). In these regards, for purposes of determining the annual deductible, co-pay and out-of pocket expense limitation under its health plan for Continuing Employees who become eligible during the 2014 plan year, Parent will credit health plan expenses incurred by Continuing Employees during 2014 prior to the Effective Time as though they were incurred immediately after the Effective Time. Parent shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who are participating in the Company’s group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation.
(c)    The Company shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company or any of its Subsidiaries, effective in each case no later than the day immediately preceding the Effective Time. The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent).
(d)    Prior to the Effective Time, the Company ESPP shall be terminated. The rights of participants in the Company ESPP with respect to any offering period then underway under such Company ESPP shall be determined by treating the last business day prior to, or if preferable administratively, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company ESPP. The Company shall provide that no additional offering period or purchase period shall commence under the Company ESPP after March 31, 2014. Prior to the Effective Time, and subject to the reasonable review and approval by Parent, the Company shall take all actions necessary give effect to the transactions contemplated by this Section 6.12(d).
(e)    Nothing in this Agreement shall (x) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Company in any respect, or (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Closing. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries.
6.13    Directors’ and Officers’ Indemnification and Insurance.
(a)    For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations (including the financial obligations) of the Company and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Control Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Laws.
(b)    For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time, on terms with respect to the coverage and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance, provided further, however, that in satisfying its obligations under this Section 6.13(b) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred percent (200%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.13 of the Company Disclosure Letter), provided that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance and for an amount not to exceed three hundred fifty percent (350%) of the amount paid by the Company for coverage for its last full fiscal year. In the event that the Company does not purchase the Tail Policy, Parent may purchase a Tail Policy on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. In the event that either the Company or Parent shall purchase such a Tail Policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.13(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c)    If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any entity, then, and in each such case, proper provision shall be made so that the successors and assigns of such surviving corporation shall expressly assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.13 and have at least substantially equal financial ability as the Company (immediately prior to such transaction) to satisfy the obligations of the parties pursuant to this Section 6.13 prior to such merger, consolidation or transfer becoming effective.
(d)    The obligations under this Section 6.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.13, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives)) under this Section 6.13 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreement of or entered into by the Company or any of its Subsidiaries, or applicable Laws.
6.14    Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.
6.15    Insurance Policies.  The Company shall take all actions reasonably necessary to ensure that all of its current and legacy insurance policies are available for the benefit of the Surviving Corporation, including with respect any instances where an occurrence and/or claim takes place before the Effective Time and is not made known until after the Effective Time.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1    Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a)    Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.
(b)    Antitrust and Other Governmental Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated.
(c)    No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, entered or enforced any Law that is in effect and has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction. No court of competent jurisdiction shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction.
7.2    Additional Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by Parent and Merger Sub:
(a)    Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representation and the Specified Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date)), except for any failure to be so true and correct that does not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) each of the representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Subsidiaries), Section 3.3 (Authorization), Section 3.27 (Brokers; Fees and Expenses), Section 3.28 (Opinion of Financial Advisors) and Section 3.29 (State Anti-Takeover Statutes) of this Agreement (collectively, the “Specified Representations”) shall have been true and correct in all materials respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date)), and (iii) the representations and warranties set forth in Section 3.4 (Capitalization) of this Agreement (the “Capitalization Representation”) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date)), except for any failure to be so true and correct that would not result in Liabilities to Parent (including as a result of the payment of consideration in respect of additional Shares, shares of other Company Capital Stock, Company Options, Company Securities or Subsidiary Securities in connection with the Merger) that exceed One Million Dollars ($1,000,000.00); and provided further that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of Section 7.2(a)(i), (A) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) such qualifications shall not be disregarded pursuant to the terms of this proviso in the representation and warranty set forth in Section 3.10(a)(i)) and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).
(b)    Covenants and Agreements. The Company shall have performed or complied with in all material respects each of its obligations, covenants and agreements under this Agreement required to be performed or complied with at or prior to the Closing Date.
(c)    Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect) and shall be continuing.
(d)    Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying as to the satisfaction of the matters set forth in paragraphs (a), (b) and (c) of this Section 7.2.
(e)    Government Actions. No Governmental Entity of competent jurisdiction shall have instituted any action, which is pending, seeking to impose an Antitrust Restraint in connection with the Merger.
7.3    Additional Conditions to the Obligations of the Company to Effect the Merger.  The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by the Company:
(a)    Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1 and Section 4.2 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and (ii) each of the representations and warranties of Parent and Merger Sub set forth in this Agreement other than those set forth in Section 4.1 and Section 4.2 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that does not have, individually or in the aggregate, a Parent Material Adverse Effect, except for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date) and provided further that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of Section 7.3(a)(ii), (A) all “Parent Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.
(b)    Covenants and Agreements. Each of Parent and Merger Sub shall have performed or complied with in all material respects each of their respective obligations, covenants and agreements under this Agreement required to be performed or complied with at or prior to the Closing Date.
(c)    Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub as to the satisfaction of the matters set forth in paragraphs (a) and (b) of this Section 7.3.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1    Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Shareholder Approval (except as provided below), provided that the party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party or parties hereto, only as follows (with any termination by Parent also being an effective termination by Merger Sub):
(a)    by mutual written agreement of Parent and the Company; or
(b)    by either Parent or the Company, if (i) the Company Shareholders’ Meeting shall have been held and the Requisite Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof, or (ii) any applicable Law makes consummation of the Merger illegal or any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order enjoining, restraining or otherwise prohibiting the consummation of the Merger; or
(c)    by either Parent or the Company, if the Effective Time shall not have occurred on or before July 14, 2014 (the “Termination Date”); provided however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or
(d)    by the Company:
(i)    in the event (A) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d)(i) until the earlier to occur of (1) thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (2) the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within such period or if the Company is then in material breach of any covenant, agreement, representation or warranty contained in this Agreement; or
(ii)    prior to obtaining the Requisite Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, provided that (A)  in accordance with Section 6.2(b)(i), the Company Board has effected a Company Board Recommendation Change and authorized the Company to enter into a definitive agreement for a transaction that constitutes a Superior Proposal, (B) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee Amount payable pursuant to Section 8.3(b)(ii) and (C) immediately following such termination, the Company enters into a definitive agreement with respect to such Superior Proposal; or
(e)    by Parent:
(i)    in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e)(i) until the earlier to occur of (1) thirty (30) calendar days period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e)(i) if such breach or inaccuracy by the Company is cured within such period or if Parent or Merger Sub is then in material breach of any covenant, agreement, representation or warranty contained in this Agreement; or
(ii)    in the event that a Triggering Event shall have occurred. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A)  the Company shall have breached or violated (or be deemed, pursuant to the terms thereof, to have breached or violated) the provisions of Section 6.1 or Section 6.2 in any material respect (without regard to whether such breach or violation results in an Acquisition Proposal); (B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change; (C) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (D) the Company Board or any committee thereof shall have for any reason approved, or recommended that shareholders of the Company approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); (E) the Company shall have entered into a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.1(b)) accepting or agreeing to discuss or negotiate any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (F) following the date any bona fide Acquisition Proposal is first publicly announced, the Company Board shall have failed to issue a press release that unconditionally reaffirms the Company Board Recommendation within five (5) Business Days after Parent or Merger Sub delivers to the Company a request in writing to do (which request may be made only once with respect to such Acquisition Proposal absent further material changes to such Acquisition Proposal).
8.2    Notice of Termination; Effect of Termination.  Any proper termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any shareholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.9 and Section 6.10, this Section 8.2, and Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any knowing and intentional breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section 6.9), all of which obligations shall survive termination of this Agreement in accordance with their terms.
8.3    Fees and Expenses.
(a)    General. Except as set forth in Section 6.5 and Section 8.3(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated. Expenses incurred under the HSR Act or any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control Laws of any applicable foreign jurisdiction shall be shared equally by Parent and the Company.
(b)    Company Payments.
(i)    In the event that this Agreement is terminated pursuant to Section 8.1(e)(ii), within one Business Day after demand by Parent, the Company shall pay to Parent a fee equal to Fifteen Million Seven Hundred Sixty Thousand Dollars ($15,760,000.00) (the “Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(ii)    In the event that this Agreement is terminated pursuant to Section 8.1(d)(ii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(iii)    The Company shall pay to Parent a fee equal to the Termination Fee Amount (less any amounts previously paid by the Company pursuant to Section 8.3(b)(iv)), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A)(1)  this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(c) or (2) this Agreement is terminated pursuant to Section 8.1(e)(i), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement (in the case of any termination referred to in clause (A)(1) above) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (C) within twelve (12) months following such termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a definitive agreement with respect to an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) (for purposes of this Section 8.3(b)(iii), the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”
(iv)    In the event that this Agreement is terminated pursuant to Section 8.1(b)(i), or by Parent pursuant to Section 8.1(e)(i), the Company shall cause to be paid to Parent, in cash, by wire transfer of immediately available funds to an account designated by Parent, within one (1) Business Day thereafter, up to an aggregate amount of $4.0 million of all reasonable and documented out of pocket expenses of Parent and its Affiliates incurred on or after January 1, 2014, including reasonable and documented fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other service providers, incurred by Parent and its Affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby.
(c)    Enforcement. The Company acknowledges and hereby agrees that the provisions of Section 8.3(b) are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 8.3(b)) shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.
8.4    Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement (including Section 1.3(c)), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by shareholders of the Company in accordance with California Law, no amendment shall be made to this Agreement that requires the approval of such shareholders of the Company without such approval.
8.5    Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS
9.1    Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.
9.2    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
(a)    if to Parent or Merger Sub, to:

Microchip Technology Incorporated
2355 W. Chandler Blvd.
Chandler, AZ 85224
Attention: Kim van Herk
    Vice President, General Counsel and Corporate Secretary
Telecopy No: (480) 792-4112
with copies (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, TX 78746
Attention:    J. Robert Suffoletta, Jr.
Telecopy No.:    (512) 338-5499
and copies (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention:    Robert T. Ishii and Denny Kwon
Telecopy No.:    (415) 947-2099
(b)    if to the Company, to:
Supertex, Inc.
1235 Bordeaux Drive
Sunnyvale, CA 94089
Attention: Henry C. Pao, CEO
Telecopy No.: (408) 222-4869
with copies (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304-1115

Attention:    Steve Wurzburg and Tom Chaffin
Telecopy No.:    (866) 741-1919 and (650) 233-4545
9.3    Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.4    Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section 6.9) shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.
9.5    Third Party Beneficiaries.  Except as set forth in or contemplated by the provisions of Section 6.13, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.
9.6    Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.7    Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
9.8    Specific Performance.  The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.
9.9    Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that provisions of California Law are mandatorily applicable to the Merger.
9.10    Consent to Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
9.11    WAIVER OF JURY TRIAL.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE

NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
9.12    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

MICROCHIP TECHNOLOGY INC.

By: /s/: Steve Sanghi
Name: Steve Sanghi
Title: President and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ORCHID ACQUISTION CORPORATION

By: /s/ Ganesh Moorthy
Name: Ganesh Moorthy
Title: Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SUPERTEX INC.

By: /s/ Henry C. Pao
Name:    Henry C. Pao
Title:    President & CEO

[AGREEMENT AND PLAN OF MERGER]

Annex A

Form of Voting Agreement